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                                                               Exhibit 23(d)(26)



                        INVESTMENT SUB-ADVISORY AGREEMENT

     THIS INVESTMENT SUB-ADVISORY AGREEMENT ("Agreement"), made this 22nd day of May, 2006 by and between Roszel Advisors LLC, a Delaware limited liability company ("Adviser"), and J. P. Morgan Investment Management Inc.
("Sub-Adviser").

     Adviser and Sub-Adviser agree as follows:

1. APPOINTMENT OF SUB-ADVISER. Adviser hereby engages the services of Sub-Adviser in connection with Adviser's management of the Roszel/JPMorgan Multi-Cap Market Neutral Portfolio ("Portfolio") of MLIG Variable Insurance Trust ("Trust"). Pursuant to this Agreement and subject to the oversight and supervision by Adviser and the officers and the board of trustees of the Trust, Sub-Adviser shall manage the investment and reinvestment of that portion or portions of the assets of the Portfolio that the Adviser shall, from time to time, direct the Sub-Adviser to manage.

2. SERVICES TO BE PROVIDED BY THE SUB-ADVISER. Sub-Adviser hereby accepts the appointment by Adviser in the foregoing capacity and agrees to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services under the terms and conditions set forth in this Agreement and for the compensation to the Sub-Adviser specified in this Agreement.

     (a) In particular, Sub-Adviser shall furnish continuously an investment program for the Portfolio and shall determine from time to time, in its discretion, the securities and other investments to be purchased or sold or exchanged and what portion or portions of the Portfolio shall be held in various securities, cash or other investments. In this connection, Sub-Adviser shall provide Adviser and the officers and trustees of the Trust with such reports and documentation as the latter shall reasonably request regarding Sub-Adviser's management of the Portfolio assets.

     (b) Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (1) the Portfolio's investment objective, policies and restrictions as set forth in the Trust's current registration statement, (2) all policies, procedures, guidelines or directives as the board of trustees of the Trust may, from time to time, approve and adopt and communicate in writing to the Sub-Adviser, and (3) applicable law and related regulations. Sub-Adviser will not be required under this Agreement to comply with any policies, procedures, guidelines or directives that are in clear violation of applicable laws or regulations or the Sub-Advisor's internal policies.

          (i) Adviser shall promptly notify Sub-Adviser in writing of changes to
(1) or (2) above and shall notify Sub-Adviser in writing of changes to (3) above promptly after it becomes aware of such changes.

          (ii) In particular, the Sub-Adviser shall be responsible to ensure that each portion of the assets of the Portfolio that it manages: (1) complies with the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, ("Code") and

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regulations issued thereunder as these apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued, and
(2) satisfies the requirements of Section 851(b)(2) and 851(b)(3) of the Code. In addition, the Sub-Adviser agrees that it shall take no action that would call into question the Portfolio's status as a "regulated investment company" within the meaning of Section 851 of the Code and shall not fail to take any action reasonably related to the duties described in this Agreement that would be required to preserve the Portfolio's status as a "regulated investment company" within the meaning of Section 851 of the Code.

          (iii) Sub-Adviser shall not consult with other sub-advisers of the Portfolio, or with sub-advisers of other investment portfolios of the Trust, concerning transactions in portfolio securities or other portfolio investments of the Portfolio.

     (c) Sub-Adviser shall take all actions which it considers necessary to implement the investment objective and policies of the Portfolio, and in particular, to place all orders for the purchase or sale of securities or other investments for the Portfolio with brokers or dealers selected by it, and, to that end, Sub-Adviser is authorized as the agent of the Trust to give instructions to the Trust's custodian as to deliveries of securities or other investments and payments of cash for the account of the Portfolio. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to securities or other investments of the Portfolio, Sub-Adviser will at all times seek to obtain best execution which means prompt and reliable execution at the best obtainable price and reasonable commissions.

     (d) In the selection of brokers and dealers to execute portfolio transactions, the Sub-Adviser will consider not only the available prices and rates of brokerage commissions, but also other relevant factors which may include, without limitation: (1) the execution capabilities of such brokers and dealers, (2) research and other services provided by such brokers and dealers which the Sub-Adviser believes will enhance its general portfolio management capabilities, (3) the size of the transaction, (4) the difficulty of execution,
(5) the operational facilities of such brokers and dealers, (6) the risk to such a broker or dealer of positioning a block of securities, and (7) the overall quality of brokerage and research services provided by such brokers and dealers. In connection with the foregoing, Sub-Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to it a higher commission than that charged by other brokers and dealers if the Sub-Adviser determines in good faith that the amount of such commission is reasonable in relation to the value of such services in terms of either the particular transaction or in terms of Sub-Adviser's overall responsibilities with respect to the Portfolio and to any other client accounts or portfolios which Sub-Adviser or its affiliates advise. The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

     (e) Sub-Adviser also is authorized to aggregate purchase and sale orders for securities held (or to be held) in the Portfolio with similar orders being made on the same day for other client accounts or portfolios managed by Sub-Adviser. When an order is so aggregated: (1) the


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actual prices applicable to the aggregated transaction will be averaged and the
Portfolio and each other account or portfolio participating in the aggregated transaction shall be treated as having purchased or sold its portion of the securities at such average price, and (2) all transaction costs incurred in effecting the aggregated transaction shall be shared on a pro-rata basis among the accounts or portfolios (including the Portfolio) participating in the transaction. Adviser recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio.

     (f) When recommending or effecting a transaction in a particular security or investment for more than one client account or portfolio (including the Portfolio), Sub-Adviser may allocate such recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that Sub-Adviser considers equitable. Adviser recognizes that in some instances this procedure may adversely affect the size of the position that may be obtained for the Portfolio.

     (g) Nothing in this Agreement shall require Sub-Adviser to take or receive physical possession of cash, securities or other investments of the Portfolio.

3. NOT AN EXCLUSIVE ARRANGEMENT. Sub-Adviser's services under this Agreement are not exclusive. Sub-Adviser may provide the same or similar services to other clients including other investment companies and accounts following the same strategy as the Portfolio. Adviser acknowledges that, except when transactions for multiple clients are aggregated, transactions in a specific security or other investment may not be recommended or executed at the same time or price for all client accounts or portfolios (including the Portfolio) for which that security or investment is recommended or executed. This Agreement does not require Sub-Adviser to give priority to the Portfolio over other client accounts or portfolios.

4. INDEPENDENT CONTRACTOR. Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser, the Trust or the Portfolio or otherwise be deemed agents of the Adviser, the Trust or the Portfolio.

5. USE OF AFFILIATED BROKER DEALER. Sub-Adviser, an affiliated person of Sub-Adviser, the Adviser, or an affiliated person of the Adviser or the Trust may act as broker for the Portfolio in connection with the purchase or sale of securities or other investments for the Portfolio, subject to: (1) the requirement that Sub-Adviser seeks to obtain best execution and price in accordance with the policy guidelines approved and adopted by the board of trustees of the Trust and set forth in the Trust's current registration statement; (2) the provisions of the Investment Company Act of 1940, as amended ("1940 Act") and regulations thereunder; (3) the provisions of the Investment Advisers Act of 1940, as amended ("Advisers Act") and the regulations thereunder; (4) the provisions of the Securities Exchange Act of 1934, as amended, and the regulations thereunder; and (5) other applicable provisions of law. Such brokerage services are not within the scope of the duties of Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures approved and adopted by Trust's board of trustees, Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration


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from the Portfolio or the Trust for such services in addition to Sub-Adviser's fees for services under this Agreement.

6. VOTING RIGHTS. The Adviser delegates the Adviser's discretionary authority to exercise voting rights with respect to the securities and other investments in the Portfolio to the Sub-Adviser. The Sub-Adviser shall exercise these voting rights unless and until the Adviser revokes this delegation. The Adviser may revoke this delegation at any time without cause. The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three years, of the Sub-Adviser's voting procedures, and of the Sub-Adviser's actual votes, and shall supply this record to the Adviser, or any authorized representative of the Adviser, upon the written request of the Adviser or the Adviser's authorized representative, as appropriate.

7. REPRESENTATIONS AND WARRANTIES OF THE SUB-ADVISER.

     (a) Sub-Adviser is registered with the U.S. Securities and Exchange Commission ("SEC") under the Advisers Act. Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser.

     (b) Sub-Adviser is duly organized and validly existing under the laws of the Delaware with the power to own and possess its assets and carry on its business as it is now being conducted,

     (c) Sub-Adviser has the authority to enter into and perform the services contemplated by this Agreement,

     (d) Sub-Adviser is not prohibited by the Investment Company Act of 1940, as amended, ("1940 Act") or the Advisers Act from performing the services contemplated by this Agreement,

     (e) Sub-Adviser has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services this Agreement, and

     (f) Sub-Adviser will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

8. REPRESENTATION AND WARRANTIES OF THE ADVISER.

     (a) Adviser is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted,


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     (b) Adviser has the authority to enter into and perform the services contemplated by this Agreement,

     (c) Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement,

     (d) Adviser has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services this Agreement, and

     (e) Adviser will promptly notify Sub-Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

     (f) Adviser represents that the Trust is (and during the term of this Agreement, will remain) registered as an open-end management investment company under the 1940 Act and that the shares of the Trust representing an interest in the Portfolio are (and during the term of this Agreement will remain) registered under the Securities Act of 1933 and under any applicable state securities laws.

9. CODE OF ETHICS. Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-l under the 1940 Act and will provide Adviser and the Trust with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of Sub-Adviser shall certify to Adviser or the Trust that Sub-Adviser has complied with the requirements of Rule 17j-l during the previous quarter and that there have been no violations of Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Adviser, the Sub-Adviser will furnish in a timely manner summaries of the reports required to be made to the Sub-Adviser by Rule 17J-L(C)(L).

10. COMPENSATION OF THE SUB-ADVISER. For the services rendered, the facilities furnished and the expenses assumed by Sub-Adviser, Adviser shall pay Sub-Adviser at the end of each month a fee based on the average daily net assets of the Portfolio at the annual rate of 1.00%.

     (a) Sub-Adviser's fee shall be accrued daily at l/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of the Portfolio shall be determined in the manner and on the dates set forth in the current prospectus of the Trust, and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined.


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     (b) In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty business days of the date of termination.

     (c) During any period when the determination of net asset value is suspended, the net asset value of the Portfolio as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

11. RECORDS.

     (a) Sub-Adviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Portfolio's investments that are required to be maintained by the Trust pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9),
(b)(10) and (f) of Rule 31a-1 under the 1940 Act.

     (b) Sub-Adviser agrees that all books and records which it maintains for the Portfolio or the Trust are the property of the Trust and further agrees to surrender promptly to the Adviser or the Trust any such books, records or information upon the Adviser's or the Trust's request (provided, however, that Sub-Adviser may retain copies of such records). All such books and records shall be made available, within five business days of a written request, to the Trust's accountants or auditors during regular business hours at Sub-Adviser's offices. Adviser and the Trust or either of their authorized representative shall have the right to copy any records in the possession of Sub-Adviser which pertain to the Portfolio or the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, upon the request of the Adviser or the Trust, all such books, records or other information shall be returned to Adviser or the Trust.

     (c) The Sub-Adviser agrees that the policies and procedures established by the Sub-Adviser for managing the Portfolio, including, but not limited to, the Sub-Adviser's "Compliance Program" designed to ensure compliance with federal and state regulations governing the sub-adviser/client relationship and management and operation of the Portfolio, shall be made available for inspection by the Adviser and the Trust or either of their authorized representatives not less frequently than annually.

12. CONFIDENTIALITY.

     (a) Each party agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except (i) as authorized in this Agreement, (ii) as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement; (iii) with the written consent of the other party; or (iv) as required by federal or state regulatory authorities, law or judicial process.


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     (b) Confidential information shall not include information a party to this
Agreement can clearly establish was (i) known to the party prior to this Agreement; (ii) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (iii) placed in public domain without fault of the party or its affiliates; or (iv) independently developed by the party without reference or reliance upon any confidential information.

     (c) It is understood that any information or recommendation supplied by, or produced by, the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded by the Trust and the Adviser as confidential and for use only by the Adviser and the Trust. Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and the Sub-Adviser, the Adviser and the Trust will not disclose, in any manner whatsoever except as expressly authorized in this Agreement, any list of securities held by the Portfolio for a period of at least 30 days after month end, except that the Portfolio's top 10 holdings may be disclosed 16 days after month end. In addition, the Adviser or the Trust may disclose, earlier than 30 days after month end, a list of the securities held by the Portfolio to certain third parties who have entered into a confidentiality agreement with the Trust.

     (d) It is specifically agreed by the parties that the Sub-Adviser may disclose the investment performance of the Portfolio, provided that such disclosure does not reveal the identity of the Adviser, the Portfolio or the Trust. Sub-Adviser may, however, disclose that Adviser, the Trust and the Portfolio are its clients, provided that such disclosure does not reveal the investment performance or the composition of the Portfolio.

13. STANDARD OF CARE. In the absence of willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser or its officers, trustees or employees, or reckless disregard by Sub-Adviser of its duties under this Agreement (together, "disabling conduct"), Sub-Adviser shall not be liable to Adviser, the Portfolio, the Trust or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Notwithstanding the foregoing, breach by the Sub-Adviser of the Section 2(b)(ii) hereof is deemed to be disabling conduct.

Sub-Adviser does not guarantee the future performance of the Portfolio or any specific level of performance, the success of any investment decision or strategy that Sub-Adviser may use, or the success of Sub-Adviser's overall management of the Portfolio. The Trust and Advisor understand that investment decisions made for the Portfolio by Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. Sub-Adviser will manage only the assets of the Portfolio allocated to its management by the Adviser and in making investment decisions for the Portfolio.


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14. INDEMNIFICATION BY SUB-ADVISER.

     (a) Sub-Adviser agrees to indemnify and defend Adviser, its officers, trustees, partners, employees and any person who controls Adviser for any loss or expense (including attorneys' fees) arising out of any claim, demand, action, suit or proceeding arising out of any actual or alleged material misstatement or omission in the Trust's registration statement, any proxy statement, or communication to current or prospective investors in the Portfolio relating to disclosure about Sub-Adviser provided to Adviser by Sub-Adviser.

     (b) Sub-Adviser agrees to indemnify and defend Adviser, its officers, trustees, partners, employees and any person who controls Adviser for any loss or expense (including attorneys' fees) arising out of any claim, demand, action, suit or proceeding arising out of any action or omission of the Sub-Adviser that causes the portion or portions of the assets of the Portfolio managed by the Sub-Adviser not to: (a) comply with the diversification requirements of Section 817(h) of the Code and regulations issued thereunder as these apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued, and (b) continuously satisfy the requirements of Section 851(b)(2) and 851(b)(3) of the Code.

15. INDEMNIFICATION BY ADVISOR. Adviser agrees to indemnify and defend Sub-Adviser, its officers, trustees, partners, employees and any person who controls Adviser for any loss or expense (including attorneys' fees) arising out of any claim, demand, action, suit or proceeding arising out of any actual or alleged material misstatement or omission in the Trust's registration statement, any proxy statement, or other communication to current or prospective investors in the Portfolio (other than a misstatement or omission relating to disclosure about Sub-Adviser approved by the Sub-Adviser or provided to Adviser or the Trust by Sub-Adviser).

16. USE OF NAME. The Sub-Adviser agrees to permit the Adviser and the Trust to use its name, along side the Adviser's name, in the Portfolio's name and in descriptions of the Portfolio, as these appear in the Trust's prospectus(es) and/or sales literature related to the Portfolio, provided, however, that the Adviser and the Trust shall cease such use of the Sub-Adviser's name in the event that this Agreement is terminated. Neither the Trust nor the Adviser shall, without the prior written consent of the Sub-adviser make any other representations regarding the Sub-Adviser or reference to the Sub-Adviser or any affiliates of the Sub-Adviser in any disclosure document, advertisement, sales literature or other promotional materials without the prior approval of the Sub-Adviser. If Sub-Adviser does not respond within five business days regarding materials submitted to it for approval, such material shall be deemed to have been approved by the Sub-Adviser.

17. TERM AND DURATION OF THE AGREEMENT.

     (a) This Agreement shall not become effective unless and until it is approved by the board of trustees of the Trust, including a majority of trustees who are not parties to this Agreement or interested persons of any such party to this Agreement, and, to the extent required by law, a majority of the outstanding shares of the class of the Trust's stock representing an


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interest in the Portfolio. This Agreement shall come into full force and effect on the date which it is so approved.

     (b) This Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by (1) the board of trustees of the Trust, or by the vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio, and (2) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

18. TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time without the payment of any penalty, by the Trust's board of trustees, or by vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio on sixty days written notice to the Adviser and Sub-Adviser, or by the Adviser, or by the Sub-Adviser, on sixty days written notice to the other. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the investment advisory agreement between the Adviser and the Trust regarding the Adviser's management of the Portfolio.

19. AMENDMENTS TO THE AGREEMENT. This Agreement may be amended by the parties only if such amendment is specifically approved by (a) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and, if required by applicable law, (b) a majority of votes attributable to the outstanding Trust shares of the class representing an interest in the Portfolio.

20. FORCE MAJEURE. Neither party shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the party and could not have been reasonably prevented by the party through backup systems and other business continuation and disaster recovery procedures commonly employed by other SEC-registered investment advisers that meet reasonable commercial standards in the investment company industry. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

21. USE OF TERMS. The terms "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term "majority of the outstanding shares of the class" means the lesser of (a) 67% or more of the votes attributable to shares of such class present at a meeting if more than 50% of the votes attributable to such shares are present or represented by proxy or (b) more than 50% of the votes attributable to shares of such class.

22. GOVERNING LAW. This Agreement shall be construed in accordance with laws of the State of Delaware, and applicable provisions of the Advisers Act and 1940 Act.


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23. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                        Roszel Advisers LLC


                                        By: /s/ John Manetta
                                            ------------------------------------
                                            John Manetta, President


ATTEST:


/s/ Illegible
-------------------------------------


                                        J.P. Morgan Investment Management Inc.


                                        By: /s/ Illegible
                                            ------------------------------------
                                        Title: Vice President


ATTEST:


/s/ Illegible
-------------------------------------


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